VITESSE ENERGY ANNOUNCES SEVERAL IMPACTFUL ACQUISITIONS, REVISED 2023 GUIDANCE AND PRELIMINARY 2024 OUTLOOK, AND ADDITIONAL HEDGING
CENTENNIAL, Colo. – Vitesse Energy, Inc. (NYSE: VTS) (“Vitesse” or the “Company”) today announced several impactful acquisitions, revised 2023 guidance and a preliminary outlook on 2024, and additional hedging.
ACQUISITIONS
Vitesse has acquired additional oil and gas interests in the Williston Basin of North Dakota that will result in approximately $50 million of acquisition and related development capital expenditures, primarily in the third and fourth quarters of 2023. These acquisitions increase the Company’s 2023 capital expenditures guidance range and are expected to provide material increases to production and cash flows in the fourth quarter of 2023 and, more significantly, for the full year of 2024.
These interests were acquired through Vitesse’s Near-Term Development (“NTD”) acquisition program and were underwritten above the Company’s internal rate of return hurdle using a discount to current NYMEX strip prices. The Company subsequently capitalized on higher oil prices and hedged fourth quarter 2023 and 2024 oil production associated with these acquisitions, which enhanced the expected rates of return.
MANAGEMENT COMMENTS
“As a return of capital company, these opportunistic acquisitions combined with our hedging activity are expected to be accretive to our free cash flow, which is supportive of our dividend,” commented Bob Gerrity, Vitesse’s Chairman and Chief Executive Officer.
REVISED 2023 GUIDANCE AND PRELIMINARY 2024 OUTLOOK
With these additional investments and updated timing of well connects, the Company has revised its 2023 guidance and is providing a preliminary outlook for 2024.
Vitesse now expects oil and gas production in the fourth quarter of 2023 to average 12,300 to 13,000 Boe per day, up from approximately 11,000 Boe per day in the third quarter of 2023. This results in full year 2023 production ranging from 11,500 to 11,700 Boe per day. Total 2023 capital expenditures are now expected to be $110 to $130 million.
The Company’s early estimates for 2024 indicate a production range of 12,500 to 13,500 Boe per day and total capital spending, including NTD acquisitions, of $90 to $110 million.
HEDGING UPDATE
Vitesse Energy, Inc. • 9200 East Mineral Ave, Suite 200 • Centennial, CO 80112

During the third quarter, Vitesse added to its oil hedges for both 2023 and 2024. For the fourth quarter of 2023, the Company added an additional 75,000 barrels of oil swaps at a weighted average price of $85.54 per barrel, increasing the weighted average price to $79.11 per barrel. For 2024, Vitesse added 695,000 barrels of oil swaps at a weighted average price of $81.83 per barrel, increasing the weighted average price to $78.95 per barrel.
Based on the midpoint of its revised 2023 oil guidance and preliminary 2024 outlook, Vitesse has 51% of its estimated fourth quarter 2023 oil production hedged and 41% of its preliminary 2024 oil production hedged.
The following table summarizes Vitesse’s open oil commodity derivative swap contracts scheduled to settle after September 30, 2023:
ABOUT VITESSE ENERGY, INC.
Vitesse Energy, Inc. is focused on returning capital to stockholders through owning financial interests as a non-operator in oil and gas wells drilled by leading US operators.
More information about Vitesse can be found at www.vitesse-vts.com.
FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding Vitesse’s financial position, operating and financial performance, dividend plans and practices and guidance, are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “expect,” “estimate,” “project,” “predict,” “believe,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Vitesse’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in oil and natural gas prices; the pace of drilling and completions activity on Vitesse’s properties; Vitesse’s ability to acquire additional development opportunities; potential acquisition transactions; integration and benefits of property acquisitions, or the effects of such acquisitions on Vitesse’s cash position and levels of indebtedness; changes in Vitesse’s reserves estimates or the value thereof; disruptions to Vitesse’s business due to acquisitions and other significant transactions; infrastructure constraints and related factors affecting Vitesse’s properties; cost inflation or supply chain disruption; ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; the COVID-19 pandemic and its related economic repercussions and
Vitesse Energy, Inc. • 9200 East Mineral Ave, Suite 200 • Centennial, CO 80112

effect on the oil and natural gas industry; the impact of general economic or industry conditions, nationally and/or in the communities in which Vitesse conducts business, including central bank policy actions, bank failures and associated liquidity risks; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; Vitesse’s ability to raise or access capital; cyber-related risks; changes in accounting principles, policies or guidelines; and financial or political instability, health-related epidemics, acts of war (including the armed conflict in Ukraine) or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Vitesse’s operations, products and prices. Additional information concerning potential factors that could affect future results is included in the section entitled “Item 1A. Risk Factors” and other sections of Vitesse’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause Vitesse’s actual results to differ from those set forth in the forward looking statements.

Vitesse has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Vitesse’s control. Vitesse does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

INVESTOR AND MEDIA CONTACT

Ben Messier, CFA
Director – Investor Relations and Business Development
(720) 532-8232
benmessier@vitesse-vts.com
Vitesse Energy, Inc. • 9200 East Mineral Ave, Suite 200 • Centennial, CO 80112